THE OBLIGATIONS OF THE BORROWER AND OBLIGORS HEREUNDER ARE SUBORDINATE TO THE OBLIGATIONS TO SENIOR LENDER (AS SUCH TERM IS DEFINED HEREIN) AS PROVIDED IN THAT CERTAIN INTERCREDITOR AGREEMENT BETWEEN ENRON NORTH AMERICA CORP., AND SENIOR LENDER.


LOAN AGREEMENT
among
ENRON NORTH AMERICA CORP.
as Lender,

HUNTCO STEEL, INC.,
as Borrower,
and

HSI AVIATION, INC.

HUNTCO INC.,

HUNTCO NEVADA, INC., and

MIDWEST PRODUCTS, INC.
as additional Obligors


April 6, 2001


TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS
1.1	Certain Defined Terms
1.2	Computation of Time Periods
1.3	Accounting Terms; Preparation of Financials
1.4	Interpretation

ARTICLE 2	THE FACILITY
2.1	The Facility
2.2	Prepayment
2.3	Repayment
2.4	Interest
2.5	Payments; Computations
2.6	Taxes

ARTICLE 3	CONDITIONS PRECEDENT
3.1	Conditions Precedent to Initial Extensions of Credit

ARTICLE 4	REPRESENTATIONS AND WARRANTIES
4.1	Organization
4.2	Authorization
4.3	Enforceability
4.4	Absence of Conflicts and Approvals
4.5	Investment Companies
4.6	Public Utilities
4.7	Financial Condition
4.8	Condition of Assets
4.9	Litigation
4.10	Subsidiaries
4.11	Laws and Regulations
4.12	Environmental Compliance
4.13	ERISA
4.14	Taxes
4.15	Capitalization
4.16	Validity of Liens
4.17	Chief Executive Office; Collateral Locations
4.18	Bank Accounts
4.19	True and Complete Disclosure
4.20	Survival of Warranties; Cumulative

ARTICLE 5	COVENANTS
5.1	Organization
5.2	Reporting
5.4	[Intentionally Deleted]
5.4	Use of Proceeds
5.5	Additional Bank Accounts
5.6	Debt
5.7	Liens
5.8	Loans, Investments, Guarantees, etc.
5.9	Sale of Assets, Consolidation, Merger, Dissolution, Etc.
5.10	Distributions
5.11	Transactions with Affiliates
5.12	Insurance
5.13	Operation of Business
5.14	Compliance with Laws
5.15	Environmental Compliance
5.16	ERISA Compliance
5.17	Payment of Taxes
5.18	New Collateral Locations; Collateral Covenants and Reporting
Requirements
5.19	Inspection
5.20	After Acquired Real Property
5.21	Further Assurances
5.22	Incorporated Terms and Provisions of Senior Loan Agreement
5.23	Amendments of Senior Loan Agreements

ARTICLE 6	DEFAULT AND REMEDIES
6.1	Events of Default
6.2	Termination of Commitments
6.3	Acceleration of Obligations
6.4	Default Interest
6.5	Right of Setoff and Netting
6.6	Actions Under Loan Documents
6.7	Remedies Cumulative
6.8	Application of Payments

ARTICLE 7	MISCELLANEOUS
7.1	Expenses; Indemnity
7.2	Modifications, Waivers, and Consents
7.3	Survival of Agreements
7.4	Assignment and Participation
7.5	Notice
7.6	Choice of Law
7.7	Counterparts
7.8	Usury Protection
7.9	Arbitration
7.10	Limitation on Damages
7.11	Obligations Joint and Several
7.12	No Further Agreements





EXHIBITS
Exhibit A		Form of Note
Exhibit B		Senior Loan Agreement

SCHEDULES
Schedule 4.7		Existing Defaults
Schedule 4.9		Litigation
Schedule 4.12		Environmental Disclosures
Schedule 4.17		Chief Executive Offices, Collateral Locations, and
Mortgage Holders
Schedule 4.18		Bank Accounts
Schedule 5.7		Property Subject to a Certificate of Title





LOAN AGREEMENT
This Loan Agreement dated as of April 6, 2001, is among Enron North
America Corp. a Delaware corporation, as Lender, Huntco Steel, Inc., a Delaware corporation, as Borrower, and the other Obligors signatory hereto. The parties hereto agree as follows:

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS.

1.1	Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Accounts" means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

"Agreement" means this Loan Agreement.

"Borrower" means Huntco Steel, Inc., a Delaware corporation.

"Business Day" means any Monday through Friday during which (a) commercial lenders are open for business in Houston, Texas and London, England, and (b) neither the New York Stock Exchange nor the Federal Reserve Banks are closed.

"Capital Leases" means, with respect to any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or interests in any limited liability company at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Collateral" means, all of the Borrower's following:
(a)  	Accounts;
(b)  	all present and future contract rights, general intangibles
(including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, investment property, letters of credit, bankers' acceptances and guaranties;
(c)  	all present and future monies, securities and other
investment property, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future Liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
(d)  	Inventory;
(e)  	Equipment;
(f)	Records;
(g)	Real Property; and
(h)  	all products and proceeds of the foregoing, in any form,
including insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

"Commitment" means $10,000,000.

"Congress" means Congress Financial Corporation (Central), an Illinois corporation.

"Debt" means, with respect to any Person, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(c) obligations of such Person to pay the deferred purchase price of property or services (other than trade debt and normal operating liabilities incurred in the ordinary course of business), (d) obligations of such Person as lessee under Capital Leases, (e) obligations of such Person under or relating to letters of credit, guaranties, purchase agreements, or other creditor assurances assuring a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this definition, and (f) nonrecourse indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (e) of the definition of Debt shall be valued at the maximum amount of the contingent liability thereunder and the amount of any Debt described in clause (f) that is not covered by clause (e) shall be valued at the lesser of the amount of the Debt secured or the book value of the property securing such Debt.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to the lesser of (a) the interest rate applicable to the Loan at such time plus two percent (2%) per annum or (b) the Highest Lawful Rate.

"Dollars or $" means lawful money of the United States of America.

"Effective Date" means the date on which the Loan is made pursuant to
Section 2.1.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

"Equipment" means, with respect to any Person, all of such Person's now owned and hereafter acquired or leased equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

"Event of Default" has the meaning specified in Section 6.1.

"Financial Statements" means the financial statements of Huntco referred to in Section 4.7(a).

"Guaranties" means, collectively (a) each of the guaranties executed by the Guarantors as of the Effective Date in favor of Lender and (b) any future guaranties executed by Borrower or any Guarantor in each case guaranteeing the Obligations.

"Guarantors" means (a) Huntco Nevada, (b) Huntco, (c) Midwest, (d) HSI Aviation, and each other entity which executes a guaranty in favor of Lender with respect to the Obligations described in this Agreement.

"Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any other Environmental Law.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

"HSI Aviation" means HSI Aviation, Inc., a Missouri corporation.

"Huntco" means Huntco Inc., a Missouri corporation.

"Huntco Nevada" means Huntco Nevada, Inc., a Nevada corporation.

"Intercreditor Agreement" means the Intercreditor Agreement dated as of even date herewith between Lender and Congress.

"Interest Period" means the period (a) commencing on (i) for the initial Interest Period, the Effective Date, and (ii) for each subsequent Interest Period, the last day of the immediately preceding Interest Period and (b) ending on the date which is three months after the commencement of such period, provided, however, that any Interest Period for the Loan which would otherwise end after the Maturity Date shall end on the Maturity Date.

"Inventory" means, with respect to any Person, all of such Person's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

"Lender" means Enron North America Corp., a Delaware corporation.

"LIBOR" means, for any Interest Period, an interest rate per annum equal to the rate per annum reported two Business Days prior to the start of the Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Interest Settlement Rates) provided by Telerate Systems Incorporated (or, if such Telerate Page shall cease to be publicly available, as reported by Reuters or any publicly available source of similar market data reasonably selected by Lender), as the London Interbank Offered Rate for U.S. dollar deposits having a term equal to such Interest Period and in an amount substantially equal to the amount of the Loan.

"LIBOR Rate" means, for any Interest Period, the per annum rate equal to sum of the LIBOR plus 3.00%, based on a 360 day year for the actual number of days elapsed.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

"Loan" has the meaning specified in Section 2.1.

"Loan Documents" means this Agreement, the Note, the Security
Documents, the Guaranties, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

"Material Adverse Change" means, with respect to any Person, any material and adverse change in (a) the assets, liabilities, financial condition, business, operations, affairs, or circumstances of such Person or any of its Subsidiaries from those reflected in the Financial Statements or from the facts represented or warranted in the Loan Documents, (b) the ability of such Person to perform its obligations under the Loan Documents, or (c) Lenders' legal ability to enforce its rights and remedies under the Loan Documents.

"Maturity Date" means the day which is five (5) years after the Effective Date.

"Midwest" means Midwest Products, Inc., a Missouri corporation.

"Mortgages" means any present or future deeds of trust or mortgages made by an Obligor or any of its Subsidiaries in favor of Lender granting a security interest in real property or fixtures of such Obligor or any of its Subsidiaries to secure the Obligations.

"Note" means the $10,000,000 Promissory Note dated as of April 6, 2001, made by Borrower and payable to Lender.

"Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Obligors to Lender under the Loan Documents or the Transaction Documents.

"Obligor" means Borrower and each of the Guarantors.

"Payment Date" means, for any Interest Period, the last day of such Interest Period, provided, however, that whenever the last day of any Interest Period occurs on a day other than a Business Day, the Payment Date for such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the Payment Date for such Interest Period to occur in the next following calendar month or after the Maturity Date, the Payment Date for such Interest Period shall occur on the next preceding Business Day.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

"Plan" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) employee pension benefit plan under Section 3(2) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) employee account benefit plan under Section 3(2) of ERISA.

"Pledge Agreement" means collectively, the Pledge Agreement dated as of April 6, 2001, made by Huntco granting Lender a security interest in the capital stock or membership interests, as applicable, of each Subsidiary of Huntco, to secure the Obligations, the Pledge Agreement dated as of April 6, 2001, made by Huntco Nevada granting Lender a security interest in the capital stock or membership interests, as applicable, of each Subsidiary of Huntco Nevada, to secure the Obligations, the Pledge Agreement dated as of April 6, 2001, made by HSI granting Lender a security interest in the capital stock or membership interests, as applicable, of each Subsidiary of HSI, to secure the Obligations and all other pledge agreement now in existence or hereafter entered into to secure the Obligations.

"Prime Rate" means, for any date of its determination, the rate of interest most recently published in the "Money and Investing" section of the Wall Street Journal as the "prime rate."

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

"Real Property" means, with respect to any Person, all now owned and hereafter acquired real property of such Person, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, and, with respect to the Borrower, including the real property and related assets more particularly described in the mortgages located in Blytheville, Arkansas, Chattanooga, Tennessee, Gallatin County, Kentucky, Madison, Illinois, Catoosa, Oklahoma, Pasadena, Texas, Springfield, Missouri and Strafford, Missouri.

"Records" means, with respect to any Person, all of such Person's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Person with respect to the foregoing maintained with or by any other person).

"Related Parties" means, with respect to any Person, such Person's stockholders, directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Replacement Senior Loan Agreement" means any loan agreement between Borrower and any lender thereto which amends, modifies, refinances or otherwise replaces the Senior Loan Agreement as permitted under Section 5.23 hereto.

"Security Agreement" means each Security Agreement dated as of April 6, 2001, made by an Obligor in favor of Lender granting Lender a security interest in all of the personal property of such Obligor, including accounts receivable, equipment, inventory, intellectual property rights, and contract rights to secure the Obligations.

"Security Documents" means the Security Agreements, the Pledge
Agreements, the Guarantees, the Intercreditor Agreement, and any other document creating or consenting to Liens in favor of Lender securing the Obligations.

"Senior Lender" means Congress, any successor or assign to Congress' rights under the Senior Loan Agreement, and any lender under a Replacement Senior Loan Agreement.

"Senior Loan Agreement" means the Loan and Security Agreement dated
April 15, 1999, by and among Congress, as lender, Borrower and Midwest Products, Inc., as borrowers, and Huntco Inc., Huntco Nevada, Inc., and HSI Aviation, Inc., as guarantors, as in effect on the date hereof and attached hereto as Exhibit B.

"Subsidiary" means, with respect to any Person, any other Person, more than 50% of whose outstanding Voting Securities shall at any time be owned by such Person or one or more Subsidiaries of such person.

"Transaction Documents" shall have the meaning set forth in the Master
Steel Purchase and Sale Agreement, dated as of April 6, 2001, between HSI and Lender.

"Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

1.2	Computation of Time Periods.  In this Agreement in the
computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

1.3	Accounting Terms; Preparation of Financials.
(a)	All accounting terms, definitions, ratios, and other tests
described herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, together with such changes in such principles as may be required by the promulgators of such principles, except as expressly set forth otherwise in this Agreement.
(b)	Each Obligor shall prepare its financial statements in
accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, unless otherwise approved in writing by Lender.

1.4	Interpretation.  Article, Section, Schedule, and Exhibit
references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against Lender. Whenever an Obligor has an obligation under the Loan Documents, the expense of complying with that obligation shall be an expense of such Person unless otherwise specified. Whenever any determination is to be made by Lender, such determination shall be in Lender's sole discretion unless otherwise specified in this Agreement. If any provision in the Loan Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Loan Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Loan Documents, and the remaining provisions shall remain in full force and effect. The Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and the other Loan Documents, this Agreement shall control.

ARTICLE 2	THE FACILITY

2.1	The Facility.  On the terms and conditions set forth in this
Agreement, Lender agrees to make a loan to Borrower in an amount equal to the Commitment (the "Loan"). Lender shall make available the Loan in funds immediately available to Borrower. The obligation of Borrower to repay the Loan made by Lender and to pay interest thereon at the rates provided herein shall be evidenced by the Note, payable to the order of Lender and in the principal amount of the Commitment.

2.2	Prepayment. 	Borrower may from time to time voluntarily
prepay the outstanding principal amount of the Loan pursuant to written notice given by Borrower to Lender not less than five Business Days prior to the date of prepayment. Each such notice shall specify the principal amount which shall be prepaid and the date of the prepayment, and shall be irrevocable and binding on Borrower. Partial prepayments of the Loan must be made in an amount equal to or greater than $250,000. For each such notice given by Borrower, Borrower shall prepay the Loan in the specified amount on the specified date as set forth in such notice. Borrower shall have no right to prepay any principal amount of the Loan except as provided in this Section
2.2. Each prepayment of principal pursuant to this Section 2.2 shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid, and any LIBOR breakage payment required by Lender under
Section 2.4(c). All voluntary prepayments under this Section 2.2 shall be applied to the required principal payments on the Loan in the inverse order of maturity.

2.3	Repayment. Borrower shall pay to Lender mandatory principal
repayments as follows: Principal repayments in the amount of $250,000 shall be due and payable on the day before the first anniversary of the Effective Date and on the date six (6) months after such first scheduled principal repayment date; Principal repayments in the amount of $500,000 shall be due and payable on the day before the second anniversary of the Effective Date and at the end of each six (6) months thereafter; and Borrower shall repay the aggregate outstanding principal amount of the Loan on the Maturity Date. If any payment required under this Section 2.3 occurs on a day other than a Business Day, then such payment shall be due on the next succeeding Business Day; provided that if such extension would cause such payment to occur in the next following calendar month or after the Maturity Date, then such payment shall be made on the next preceding Business Day.

2.4	Interest.

(a)	Interest Rate and Payments.  The outstanding principal
amount of the Loan shall bear interest during each applicable Interest Period at a per annum rate equal to the LIBOR Rate (as defined in Section 1.1). Borrower shall pay to Lender all accrued but unpaid interest on the Loan (i) on the Payment Date for each such Interest Period, (ii) when required upon prepayment as specified elsewhere in this Agreement, and (iii) on the Maturity Date.

(b)	If the outstanding principal amount of the Loan is
converted to accrue interest based upon the Prime Rate pursuant to Sections 2.4(f) or 2.4(g), the outstanding principal amount of the Loan shall bear interest during each applicable Interest Period at a per annum interest rate equal to the Prime Rate in effect from time to time. Borrower shall pay to Lender all accrued but unpaid interest on the Loan (i) on the Payment Date for each such Interest Period, (ii) when required upon prepayment as specified elsewhere in this Agreement, and (iii) on the Maturity Date.

(c)	If, while the Loan is accruing interest based upon the
LIBOR Rate (i) any payment of principal on or any conversion of the Loan is made on any date other than the first day of an Interest Period, whether as a result of any voluntary or mandatory prepayment, maturity, any acceleration of maturity, or any other cause, (ii) any payment of principal on the Loan is not made when due, whether as a result of any mandatory prepayment, maturity, any acceleration of maturity, or any other cause, or (iii) the Loan is not prepaid in accordance with the respective notice thereof provided by Borrower to Lender, whether as a result of any failure to meet any applicable conditions precedent for prepayment, the permitted cancellation of any request for prepayment, or any other cause not specified above which is created by Borrower, then Borrower shall pay to Lender any amounts requested to compensate Lender for any losses, costs, and expenses directly related to the liquidation or redeployment of funds acquired or designated by Lender to fund or maintain such Loan or directly related to the reacquisition or redesignation of funds by Lender to fund or maintain such Loan following any liquidation or redeployment of such funds caused by such action, together with any associated administrative expenses, in each case which Lender may reasonably allocate to such action, such amounts being due and payable within twenty (20) days after demand by Lender. Lender may allocate such losses, costs, and expenses and associated administrative expenses to Borrower in accordance with Lender's standard practices, without the necessity of proving any specific matched funding for this Agreement. A certificate by an authorized officer of Lender as to the amount of such loss, cost, or expense and associated administrative expenses detailing the calculation thereof shall be conclusive and binding for all purposes, absent manifest error.

(d)	If, due to either (i) any introduction of, change in, or
change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of Lender allocable to committing to make, funding, or maintaining any Loan accruing interest based upon the LIBOR Rate or obtaining funds for committing, funding, or maintaining any Loan accruing interest based upon the LIBOR Rate in the relevant interbank market, including in each case any increase in any applicable reserve requirement specified by the Federal Reserve Board and applicable to Lender whether for emergency, marginal, supplemental, or other reserves, then Borrower shall pay to Lender any amounts requested to compensate Lender for such increased costs in accordance with Lender's standard practices, such amounts being due and payable within twenty (20) days after demand by Lender. Lender shall allocate such increased costs to the Loan under this Agreement in accordance with its standard practices. A certificate by an authorized officer of Lender as to the cause and amount of such increased cost detailing the calculation of such cost submitted by Lender to Borrower shall be conclusive and binding for all purposes, absent manifest error.

(e)	If, due to either (i) any introduction of, change in, or
change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of Lender allocable to committing to make, funding, or maintaining Loans, as such capital requirements are allocated by Lender, then Borrower shall pay to Lender within twenty (20) days after demand any amounts requested to compensate Lender for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of Lender) in accordance with Lender's standard practices. Lender shall allocate such increased costs to the Loan under this Agreement in accordance with its standard practices. A certificate by an authorized officer of Lender as to the cause and amounts detailing the calculation of such amounts submitted by Lender to Borrower shall be conclusive and binding for all purposes, absent manifest error.

(f)	Notwithstanding any other provision in this Agreement, if
it becomes unlawful for Lender to commit to make, fund, or maintain any Loan accruing interest based upon the LIBOR or to obtain deposits or other funds for committing, funding, or maintaining any Advance accruing interest based upon the LIBOR Rate in the relevant interbank market, Lender shall so notify Borrower and Lender's commitment to create and maintain any Loan accruing interest based upon the LIBOR Rate shall be suspended until such condition has passed, and all Loans accruing interest based upon the LIBOR Rate shall be converted to accrue interest based upon the Prime Rate as of the end of each applicable Interest Period or earlier if necessary.

(g)	Notwithstanding any other provision in this Agreement, if
Lender determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for Loans accruing interest based upon the LIBOR Rate are not likely to adequately cover the cost to Lender of making or maintaining any such Loan, then if Lender so notifies Borrower, the commitment of Lender to create and maintain the Loan accruing interest based upon the LIBOR Rate shall be suspended until such condition has passed, and the Loan shall be converted to and maintained to accrue interest based upon the Prime Rate as of the end of each applicable Interest Period.

2.5	Payments; Computations.

(a)	Lender shall retain records of the advancing of the Loan
and all payments of principal and interest thereon, but the failure of Lender to do so shall not relieve Borrower of its liability for the payment thereof. Such records shall be conclusive and binding regarding the outstanding principal amount of the Loan and the accrued but unpaid interest thereon, absent manifest error.

(b)	All payments made by or on behalf of Borrower under this
Agreement and the Note shall be made by wire transfer in immediately available funds before 2:00 p.m. (Houston, Texas Time) on the date such payment is required to be made to the account directed by Lender from time to time in writing. Any payment received by Lender after such time shall be considered for all purposes, including the calculation of interest, as having been made on the next following Business Day. All payments required to be made by Borrower shall be made without any counterclaim, offset, abatement, withholding, or reduction whatsoever.

(c)	Whenever any payment under this Agreement and the Note
shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. In either case, such extension of time shall be included in the computation of the payment of interest, fees, or such other amount due on the outstanding amount. If the time for payment for an amount payable is not specified under this Agreement or the Note, the payment shall be due and payable ten (10) days after the date on which Lender demands payment therefor.

(d)	If the method of computing any interest or fees is not
otherwise set forth in this Agreement or the Note, such interest shall be computed based upon the applicable per annum rate set forth in this Agreement or the Note computed on the basis of a 360 day year for the actual number of days elapsed.

(e)	In the event Borrower shall fail to make or cause to be
made any of the payments required under the foregoing provisions of this Section, the amount not so paid shall continue as an obligation of Borrower until the amount not so paid shall have been fully paid, and shall continue to bear interest at the rate per annum previously accruing or at the Default Rate.

2.6	Taxes.

(a)	Any and all payments by Borrower to Lender shall be made
free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender's income and franchise taxes imposed on Lender by any jurisdiction of which Lender is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6), Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	Borrower agrees to pay and hold Lender harmless from and
against any and all present and future stamp and other similar taxes with respect to this Agreement and the Loan Documents and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and indemnify Lender for the full amount of such taxes paid by Lender, whether or not such taxes were correctly or legally asserted.

ARTICLE 3	CONDITIONS PRECEDENT.

3.1	Conditions Precedent to Initial Extensions of Credit.  The
obligation of Lender to make the initial extension of credit under this Agreement, including any advance of principal under any Note, shall be subject to the condition precedent that each Obligor shall have delivered or shall have caused to be delivered the following: (a) an executed copy of an amendment to the Senior Loan Agreement which appropriately modifies the net worth covenant, (b) executed copies of the Transaction Documents, (c) satisfactory evidence that all post closing items set forth in the Post Closing Agreement, dated of even date herewith, among Lender and the Obligors have been completed to Lender's satisfaction and (d) the documents and other items reasonably requested by Lender to document the agreements and intent of the Loan Documents, each in form and substance satisfactory to Lender.

ARTICLE 4	REPRESENTATIONS AND WARRANTIES.

Each Obligor represents and warrants to Lender as follows:

4.1	Organization.  As of the date of this Agreement, each Obligor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is duly licensed, qualified to do business, and in good standing in each jurisdiction in which it is organized, owns property, or conducts operations to the extent that any failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

4.2	Authorization.  The execution, delivery, and performance by each
Obligor of its obligations under the Loan Documents and the consummation of the transactions contemplated thereby (a) do not contravene its respective organizational documents, (b) have been duly authorized by all necessary corporate action, and (c) are within each Obligor's corporate powers.

4.3	Enforceability.  Each Loan Document has been duly executed and delivered by each Obligor party thereto, and constitutes the legal, valid, and binding obligation of each such Obligor, enforceable against such Obligor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

4.4	Absence of Conflicts and Approvals.  The execution, delivery, and performance by each Obligor of the Loan Documents and the consummation of the transactions contemplated thereby, (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Obligor is a party or any other material contract or agreement to which such Obligor is a party, (b) do not violate any law or regulation binding on or affecting such Obligor, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

4.5	Investment Companies.  No Obligor nor any Affiliate thereof is an
"investment company" or a company "controlled" by an "investment company," in each case within the meaning of the Investment Borrower Act of 1940, as amended.

4.6	Public Utilities. No Obligor nor any Affiliate thereof is a
"holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," within the meaning of the Public Utility Holding Borrower Act of 1935, as amended, or such Persons are exempt from regulation thereunder.

4.7	Financial Condition.

(a)	Huntco has delivered to Lender its audited, consolidated
financial statements dated as of December 31, 1999, its unaudited, unadjusted consolidated and consolidating financial statements at and for the twelve months ended December 31, 2000, as well as its unaudited, unadjusted consolidated and consolidating financial statements at and for the months ended January 2001 and February 2001, as well as its unaudited consolidated financial statements at and for the three and nine months ended September 30, 2000 included within Huntco's Quarterly Report on Form 10-Q. Such financial statements include the balance sheet as of such respective date, and the related statements of operations, cash flows and changes in shareholders' equity for the periods then ended. These financial statements are accurate and complete in all material respects, subject to year end accounting adjustments applicable to the financial statements at and for the year ended December 2000, and the reciprocal adjustments stemming from such potential adjustments that may impact the financial statements at and for the periods ended January and February 2001, and present fairly (subject to the above-referenced potential adjustments) the financial condition of Obligors as of such date in accordance with generally accepted accounting principles.

(b)	As of the date of the Financial Statements, there were no
material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of Obligors, except as disclosed in the Financial Statements, and adequate reserves for such items have been made in accordance with generally accepted accounting principles. Except as disclosed on Schedule 4.7 hereto, no Material Adverse Change has occurred since the date of the most current Financial Statements described above.

(c)	No Default exists except as disclosed on Schedule 4.7
hereto.

4.8	Condition of Assets.  Each Obligor has good and indefeasible title to all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to Lender free and clear of all Liens except Liens permitted under
Section 5.7. Each Obligor possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Change. The material properties used or to be used in the continuing operations of each Obligor are in good repair, working order (if completed), and condition, normal wear and tear excepted. The properties of each Obligor have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could reasonably be expected to cause a Material Adverse Change.

4.9	Litigation.  Except as set forth on Schedule 4.9 hereto, there are no actions, suits, or proceedings pending or, to the knowledge of each Obligor, threatened against any Obligor at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to cause a Material Adverse Change.

4.10	Subsidiaries. Except as an Obligor may be a Subsidiary of another
Obligor, each Obligor has no Subsidiaries.

4.11	Laws and Regulations.  Each Obligor has been and is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person and which the failure to comply with could reasonably be expected to cause a Material Adverse Change.

4.12	Environmental Compliance.

(a)	Except as set forth on Schedule 4.12 hereto, no Obligor (or
any Subsidiary) has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Laws or any license, permit, certificate, approval, or similar authorization thereunder and the operations of each Obligor complies in all respects with all Environmental Laws and all licenses, permits, certificates, approvals, and similar authorizations thereunder where the failure to so comply could cause a Material Adverse Change.

(b)	Except as set forth on Schedule 4.12 hereto, there has been
no investigation, proceeding, complaint, order, directive, claim, citation, or notice by any governmental authority or any other person nor is any pending or to the best of Obligor's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Obligor (or any Subsidiary) or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production, or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Obligor or its business, operations, or assets or any properties at which any Obligor has transported, stored, or disposed of any Hazardous Materials which would have a Material Adverse Effect.

(c)	No Obligor has material liability (contingent or otherwise)
in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials. Without limiting the generality of the foregoing, no Obligor has any material liability with respect to the matters disclosed in the Phase I Environmental Site Assessment Reports dated March 22, 1999, by Hall, Blake and Associates, Inc., with respect to the real property of Borrower in Blytheville, Arkansas and the Phase I Report by United Agricultural Services Inc. dated November 17, 1993, with respect to the real property of Borrower in Blytheville, Arkansas.

(d)	Each Obligor has all licenses, permits, certificates,
approvals or similar authorizations required to be obtained or filed in connection with the operations of such Obligor under any Environmental Laws and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

4.13	ERISA.  Each Obligor is in compliance in all material respects with all provisions of ERISA, and as of the date of this Agreement, neither participates in, nor during the past five years has participated in, any employee pension benefit plan covered by Title IV of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of the Obligor, no Material Reportable Event or Prohibited Transaction has occurred and exists.

4.14	Taxes.  Each Obligor has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by it and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Obligor except for tax payments being contested in good faith for which adequate reserves have been made and reported in accordance with generally accepted accounting principles and which could not reasonably be expected to cause a Material Adverse Change. The charges, accruals, and reserves on the books of each Obligor in respect of taxes are adequate in accordance with generally accepted accounting principles.

4.15	Capitalization.

(a)	Except as a result of transactions permitted under Section
5.9, all of the issued and outstanding: (i) shares of Capital Stock of Huntco Nevada, Inc., are directly and beneficially owned and held by Huntco Inc. as of the date hereof, (ii) shares of Capital Stock of Borrower and Midwest Products, Inc., are directly and beneficially owned and held by Huntco Nevada, Inc., and (iii) shares of Capital Stock of HSI Aviation, Inc., are directly and beneficially owned and held by Borrower and in each case all of such shares referred to in clauses (i), (ii) and (iii) above have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

(b)	Each Obligor is solvent and will continue to be solvent
after the creation of the Obligations, the security interests of Lender, and the other transactions contemplated hereunder, is able to pay its debts as they mature, and has (and has reason to believe it will continue to have) sufficient capital to carry on its business and all businesses in which it is about to engage. The assets and properties of each Obligor at a fair valuation and at their present fair salable value are, and will be, greater than the indebtedness of such Obligor, and including subordinated and contingent liabilities computed at the amount which, to the best of such Obligor's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

4.16	Validity of Liens. The security interests and liens granted to
Lender hereunder and under the other Loan Documents constitute valid and perfected liens and security interests in and upon the Collateral covered by the Security Documents (other than motor vehicles listed on Schedule 5.7 for which compliance with the applicable state certificate of title statute is required in order to perfect a security interest and other than any aircraft or related assets listed on Schedule 5.7 which require filings with the Federal Aviation Administration in order to perfect a security interest).

4.17	Chief Executive Office; Collateral Locations. The chief executive office of each Obligor and each Obligor's records are located only at the addresses set forth on Schedule 4.17 and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 4.17, subject to the right of each Obligor to establish new locations in accordance with Section 5.18. Schedule 4.17 correctly identifies any of such locations which are not owned by Obligors and sets forth the owners and/or operators thereof and to the best of each Obligor's knowledge, the holders of any mortgages on such locations.

4.18	Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Obligor maintained at any bank or other financial institution are set forth on Schedule 4.18 hereto, subject to the right of Obligor to establish new accounts in accordance with
Section 5.5.

4.19	True and Complete Disclosure.  All factual information furnished by or on behalf of each Obligor in writing to Lender in connection with the Loan Documents and the transactions contemplated thereby was true and accurate in all material respects on the date as of which such information was dated or certified and did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by each Obligor were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

4.20	Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement, and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Obligors shall now or hereafter give, or cause to be given, to Lender.

ARTICLE 5	COVENANTS.

Until Lender receives irrevocable payment of the Obligations and has terminated this Agreement and each other Loan Document, each Obligor shall comply and cause compliance with the following covenants unless and to the extent the same are waived by Lender:

5.1	Organization.  Each Obligor shall maintain itself as an entity

(a) duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and (b) duly licensed, qualified to do business, and in good standing in each jurisdiction in which it is organized, owns property, or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

5.2	Reporting.  Borrower shall furnish to Lender all of the
following:

(a)	Annual Financial Reports.  As soon as available and in any
event not later than ninety (90) days after the end of each fiscal year of Huntco, a copy of Huntco's annual consolidated audit report for such fiscal year, including therein the consolidated balance sheet as of the end of such fiscal year and the consolidated statement of operations, stockholders' equity, and cash flows for such fiscal year, setting forth the consolidated financial position and results of Huntco for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by a recognized certified public accounting firm. It is acknowledged and agreed that delivery to Lender of copies of Huntco's Annual Reports on Form 10-K for any applicable fiscal year filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) shall be deemed to satisfy the requirements of this Section 5.2(a) with respect to furnishing Lender with consolidated financial statements for any such fiscal year, provided, that, it is received by Lender by the date required hereunder;

(b)	Monthly Financial Reports.  As soon as available and in any
event not later than forty-five (45) days after the end of each fiscal month of Huntco, a copy of the internally prepared consolidated and consolidating financial statements of Huntco for such fiscal month and for the fiscal year to date period ending on the last day of such fiscal month, including therein the consolidated and consolidating balance sheets of Huntco as of the end of such fiscal month and the consolidated and consolidating statements of operations, stockholders equity, and cash flows for such fiscal month and for such fiscal year to date period, setting forth the consolidating and consolidated financial position and results of Huntco for such fiscal month and fiscal year to date period;

(c)	Budgets. Annual budgets, forecasts, projections and other
information respecting the businesses of Obligors which shall be delivered within thirty (30) days of the end of the prior calendar year and Obligors shall deliver to Lender revised budgets, forecasts, projections and other information within five (5) Business Days of any material adjustment to the previously delivered budgets, forecasts, projections and other information;

(d)	Defaults.  Promptly, but in any event within five (5)
Business Days after the discovery thereof, a notice of any facts which constitute a Default, together with a statement of Borrower setting forth the details of such facts and the actions which Borrower has taken and proposes to take with respect thereto;

(e)	Litigation.  Promptly after the commencement thereof,
notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting an Obligor which, if determined adversely, could reasonably be expected to result in a judgement in excess of $500,000 after the application of any undisputed insurance coverage payable in connection with such claim or cause a Material Adverse Change;

(f)	Material Contingent Liabilities.  Promptly after acquiring
knowledge thereof, notice of any material contingent liabilities, including notice of any contingent liabilities in an amount in excess of $500,000;

(g)	Material Agreement Default.  Promptly after obtaining
knowledge thereof, notice of any breach by any Obligor of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change;

(h)	Material Changes.  Prompt written notice of any condition
or event of which an Obligor has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change; and

(i)	Other Information. Such other information respecting the
business operations or property of such Obligor, financial or otherwise, as Lender may from time to time reasonably request.

5.3	[Intentionally Deleted].

5.4	Use of Proceeds.  The proceeds of the Loan shall be used by
Borrower only for the repayment of Debt to trade vendors and Congress. Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates applicable laws or regulations.

5.5	Additional Bank Accounts. Neither Obligor nor any of its
Subsidiaries shall, directly or indirectly, open, establish or maintain any deposit account, investment account, or any other account with any bank or other financial institution, other than (i) the accounts permitted pursuant to the terms of the Senior Loan Agreement, (ii) the accounts set forth in
Schedule 4.18 hereto, (iii) other accounts created with the prior written consent of Lender and subject to such conditions thereto as Lender may establish, and (iv) as to any accounts used by such Obligor to make payments of payroll, taxes, or other obligations to third parties, created after prior written notice to Lender.

5.6	Debt. Neither Obligor nor any of its Subsidiaries shall create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following
Debt:

(a)	the Obligations;

(b)	the obligations owed to the Senior Lender under the Senior
Loan Agreement or the Replacement Senior Loan Agreement;

(c)	Debt permitted pursuant to the terms of Section 9.9(b)-(j)
of the Senior Loan Agreement, provided that, in connection with Obligor incurring any such Debt, Lender shall have the rights described in Section
5.22 hereof.

5.7	Liens. Neither Obligor nor any of its Subsidiaries shall create, assume, incur, or suffer to exist any Lien on any of its real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for the following Liens:

(a)	Liens securing the Obligations;

(b)	Liens of the Senior Lender arising under the Senior Loan
Agreement or the Replacement Senior Loan Agreement, securing the obligations thereunder; and

(c)	Liens permitted pursuant to the terms of Section 9.8(b)-(l)
of the Senior Loan Agreement, provided that, in connection with the Obligor becoming subject to any such Lien, Lender shall have the rights described in
Section 5.22 hereof.

5.8	Loans, Investments, Guarantees, etc. Neither Obligor nor any of
its Subsidiaries shall, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Debt or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Debt, performance, obligations or dividends of any Person or form or acquire any Subsidiaries or agree to do any of the foregoing, except as permitted pursuant to Section 9.10(a)-(n) of the Senior Loan Agreement, provided that, in connection with any of the foregoing provisions of the Senior Loan Agreement, Lender shall have the rights described in Section 5.22 hereof.

5.9	Sales of Assets, Consolidation, Merger, Dissolution, Etc..
Neither Obligor nor any of its Subsidiaries shall, directly or indirectly,

(a)  	merge into or with or consolidate with any other Person or
permit any other Person to merge into or with or consolidate with it, except as permitted pursuant to the terms of Section 9.7(a) of the Senior Loan Agreement, provided, that, in connection with such Section 9.7(a), Lender shall have the rights described in Section 5.22 hereof.

(b)  	sell, assign, lease, transfer, abandon or otherwise dispose
of any Capital Stock or Debt to any other Person or any of its assets to any other Person except as permitted pursuant to the terms of Section 9.7(b) of the Senior Loan Agreement, provided, that, in connection with such Section 9.7(b), Lender shall have the rights described in Section 5.22 hereof.

(c)	wind up, liquidate, or dissolve; or

(d)	agree to do any of the foregoing.

5.10	Distributions. Neither Obligor nor any of its Subsidiaries shall, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of such Obligor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except as permitted pursuant to the terms of Section 9.11(a)-(e) of the Senior Loan Agreement, provided, that, in connection with the any of the foregoing provisions of the Senior Loan Agreement, Lender shall have the rights described in Section 5.22 hereof.

5.11	Transactions with Affiliates.  Neither Obligor nor any of its
Subsidiaries shall, directly or indirectly,

(a)  	purchase, acquire or lease any property from, or sell,
transfer or lease any property to, any officer, director, agent or other Affiliate of any Obligor, except in the ordinary course of and pursuant to the reasonable requirements of such Obligor's business and upon fair and reasonable terms no less favorable to such Obligor than such Obligor would obtain in a comparable arm's length transaction with a person who is not an Affiliate, or

(b)  	make any payments of management, consulting or other fees
for management or similar services, or of any Debt owing to any officer, employee, shareholder, director or other Affiliate of any Obligor, except as permitted pursuant to the terms of Section 9.12(b)(i)-(vi) of the Senior Loan Agreement, provided, that, in connection with any of the foregoing provisions of the Senior Loan Agreement, Lender shall have the rights described in
Section 5.22 hereof.

5.12	Insurance.

(a)	Each Obligor shall, and shall cause any Subsidiary to, at
all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Each Obligor shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if any Obligor fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for any Obligor in obtaining, and at any time an Event of Default exists or has occurred, adjusting, settling, amending and canceling such insurance. Each Obligor shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Obligor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Obligors or any of their Affiliates. In the event that the proceeds are paid to Obligor in violation of the foregoing, Obligor shall hold the proceeds in trust for Lender, segregate the proceeds from the other funds of Obligor, and promptly pay the proceeds to Lender with any necessary endorsement.

(b)	At its option, Lender may apply any insurance proceeds
received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations, except that to the extent any Obligor has the right under Section 9.5(b) of the Senior Loan Agreement to require that insurance proceeds be applied to rebuilding a portion of the damaged Collateral such Obligor shall have identical rights under this Agreement as though such Section 9.5(b) of the Senior Loan Agreement were set forth in its entirety in this Agreement with all references to Senior Lender being treated as references to Lender under this Agreement.

5.13	Operation of Business.

(a)	No Obligor shall change the character of its business as
conducted on the date of this Agreement, or engage in any type of business not reasonably related to such business as presently and normally conducted.

(b)	Each Obligor shall perform its obligations under all
material contracts and prevent any breach or event of default by such Obligor thereunder. Each Obligor shall furnish to Lender promptly upon receipt thereof, copies of any notice of breach or event of default under any material contract received by such Obligor. Each Obligor shall promptly inform Lender of any breach or event of default by an Obligor under any material contract which is known by the Obligor, and the action proposed to be taken by such Obligor in connection therewith. Each Obligor shall promptly remit to Lender a copy of all correspondence and notices provided to Senior Lender under the Senior Loan Agreement or Replacement Senior Loan Agreement and will promptly notify Lender of any default or event of default thereunder.

5.14	Compliance with Laws.  Each Obligor shall comply in a material respects with all federal, state, and local laws and regulations which are applicable to the operations and property of such Obligor.

5.15	Environmental Compliance. Each Obligor shall (a) comply with all
Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of its properties unless the same could not reasonably be expected to cause a Material Adverse Change, (b) promptly disclose to Lender any notice to or investigation of itself for any violation or alleged violation of any Environmental Law in connection with its presently or previously owned properties, (c) not create, handle, transport, use, or dispose of any Hazardous Materials on or about its properties except in compliance with all Environmental Laws and related permits, (d) not release any Hazardous Materials into the environment, contaminate any properties with Hazardous Materials, or own properties contaminated by any Hazardous Materials if the same could reasonably be expected to cause a Material Adverse Change, and (e) permit Lender and its agents, contractors, and employees to enter and inspect any of the places of business of the Obligor or any other real property of Obligor at any reasonable time for the purposes of conducting an environmental investigation and audit (including taking physical samples) to ensure that Obligor is complying with this covenant, and such Obligor shall reimburse Lender on demand for the costs of any such environmental investigation and audit.

5.16	ERISA Compliance.  Each Obligor shall comply in all material respects with all applicable provisions of ERISA and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of its Plans.

5.17	Payment of Taxes.  Each Obligor shall pay and discharge, before the same shall become delinquent, all taxes, assessments, levies, and like charges imposed upon its income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments being contested in good faith for which adequate reserves have been made and reported in accordance with generally accepted accounting principles and which could not reasonably be expected to cause a Material Adverse Change.

5.18	New Collateral Locations; Collateral Covenants and Reporting
Requirements. Each Obligor may open any new location within the continental United States if permitted under Section 9.2 of the Senior Loan Agreement provided that in connection with such Section 9.2, Lender shall have the rights described in Section 5.22 hereof. Each Obligor shall comply in all respects with Section 7 of the Senior Loan Agreement, and such Section 7 is hereby incorporated in its entirety by reference. Lender shall be entitled to all rights and remedies of Senior Lender thereunder and all obligations owed by any Obligor to Senior Lender thereunder shall also be owed to Lender hereunder, including the rights and obligations described in Section 5.22 hereof.

5.19	Inspection.  Each Obligor shall permit Lender to visit and
inspect any of the properties of such Obligor, to examine all of the books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances, and accounts of such Obligor with the officers of such Obligor, all at such reasonable times and as often as may be reasonably requested.

5.20	After Acquired Real Property.  Each Obligor shall comply with the obligations set forth in Section 9.15 of the Senior Loan Agreement and Lender shall have the rights described in Section 5.22 hereof with respect thereto, provided, that Section 9.15 shall be interpreted as though references to the term "Mortgages" in such Section shall include all Mortgages as such term is defined in the Senior Loan Agreement and all Mortgages as such term is defined in this Agreement.

5.21	Further Assurances.  At the request of Lender at any time and from time to time, each Obligor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents. Where permitted by law, each Obligor hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

5.22	Incorporated Terms and Provisions of Senior Loan Agreement. All
incorporations or references herein to sections or provisions contained in the Senior Loan Agreement (collectively the "Incorporated Terms and Provisions") shall refer to such sections, or provisions existing as of the date of this Agreement. All Incorporated Terms and Provisions shall run to the benefit of the Lender and each of its successors and assigns. Without the express written consent of the Lender, no amendment, supplement, or other modification to the Senior Loan Agreement or any termination thereof shall modify or otherwise alter the meanings, interpretation, or content of any of the Incorporated Terms and Provisions as used herein. Without the express written consent of the Lender, no waiver of the requirements of or compliance with any of the Incorporated Terms and Provisions in connection with the Senior Loan Agreement shall be effective to waive the requirements of or compliance with the Incorporated Terms and Provisions as used in this Agreement. To the extent any of the Incorporated Terms and Provisions require the consent or approval of the Senior Lender, such Incorporated Terms and Provisions shall be interpreted to require the consent or approval of the Lender. To the extent any of the Incorporated Terms and Provisions require any notice or delivery to be given to the Senior Lender, such Incorporated Terms and Provisions shall be interpreted to require such notice or delivery
to be made to the Lender.   To the extent any of the incorporated Terms and
Provisions grant rights or remedies to the Senior Lender, such Incorporated Terms and Provisions shall be interpreted to grant identical rights and remedies to the Lender. All Incorporated Terms and Provisions shall continue to bind the Obligors and their respective Subsidiaries, if applicable, notwithstanding the loan described in the Senior Loan Agreement having been repaid in full or the Senior Loan Agreement otherwise not requiring continued compliance with Incorporated Terms and Provisions.

5.23	Amendments of Senior Loan Agreements. Borrower shall not enter into any Replacement Senior Loan Agreement or effect any amendment, waiver, modification, or refinancing of the Senior Loan Agreement or of a Replacement Senior Loan Agreement without the prior written consent of Lender. Lender shall not unreasonably withhold its consent to a Replacement Senior Loan Agreement or an amendment or modification of the Senior Loan Agreement or of a Replacement Senior Loan Agreement if the following conditions are met following such replacement or modification: (a) the terms of such agreement as amended or modified are not materially more onerous than the terms of the Senior Loan Agreement, (b) the terms of such agreement as amended or modified do not materially impair the rights and security interests of Lender hereunder, (c) there is no greater likelihood that the Obligors will be unable to timely pay the Obligations described in this Agreement and otherwise comply with their covenants and obligations set forth in the Loan Documents, and (d) if there is to be a new Senior Lender then such entity shall have entered into an intercreditor agreement with Lender that is substantially the same as the Intercreditor Agreement between Congress and Lender that was executed in connection with this Agreement.

ARTICLE 6	DEFAULT AND REMEDIES.

6.1	Events of Default.  Each of the following shall be an "Event of
Default" for the purposes of this Agreement and for each of the Loan
Documents:

(a)	Payment Failure.  Borrower (i) fails to pay when due any
principal amounts due under the Loan Documents or (ii) fails to pay when due any interest, fees, reimbursements, indemnifications, or other amounts due under the Loan Documents and, with respect to clause (ii), such failure is not cured within three (3) days after the receipt of written notice thereof;

(b)	False Representation.  Any written representation or
warranty made by an Obligor in this Agreement or in any other Loan Document proves to have been false or erroneous in any material respect at the time it was made or deemed made;

(c)	Breach of Covenant.  Any breach by an Obligor of (i) any of
the covenants contained in Sections 5.1, 5.2, 5.14, 5.15, 5.16, 5.17, 5.18,
and 5.20 of this Agreement and such failure is not cured within ten (10) days of the occurrence of such breach; provided, that, such ten (10) day cure period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Obligor of any such covenant or (ii) any Obligor fails to perform any of the terms, covenants, conditions, or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 6.1(c)(i);

(d)	Material Debt Default.  Any principal, interest, fees, or
other amounts due on any Debt of Borrower, any Subsidiary of Borrower, or any Obligor is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt so in default exceeds $500,000.

(e)	Material Agreement Default.  There shall occur any breach
by an Obligor or any Subsidiary of an Obligor of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Change and such breach is not cured within the applicable grace period, if any;

(f)	Security Documents.  Any Security Document shall at any
time and for any reason cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any party thereto;

(g)	Bankruptcy and Insolvency.  (i) There shall have been filed
against an Obligor, any Subsidiary of an Obligor, or any such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief (A) remains in effect for 30 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) an Obligor or any Subsidiary of an Obligor consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing its inability to pay its debts as they become due (Events of Default under clause (i) and (ii) collectively being referred to as "Bankruptcy Events of Default");

(h)	Senior Debt Default. The occurrence of any "Event of
Default" under the Senior Loan Agreement, as such term is defined therein;

(i)	Transaction Default.  The occurrence of any default or
event of default under, or the breach of, any of the Transaction Documents;
or

(j)	Adverse Judgment. Any single judgment against an Obligor
not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $500,000, or the aggregate outstanding amount of judgments against the Obligors not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $1,000,000.

6.2	Termination of Commitments.  Upon the occurrence of any
Bankruptcy Event of Default, all of the commitments of Lender hereunder shall terminate. During the existence of any Event of Default, Lender may declare by written notice to Borrower all of the commitments of Lender hereunder terminated, whereupon the same shall immediately terminate.

6.3	Acceleration of Obligations.  Upon the occurrence of any
Bankruptcy Event of Default, the aggregate outstanding principal amount of all loans made hereunder, all accrued but unpaid interest thereon, and all other Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default, Lender may declare by written notice to Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued but unpaid interest thereon, and all other Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable. In connection with the foregoing, except for any express notice requirements in this Agreement, Borrower waives notice of any Default or Event of Default, notice of intent to accelerate, notice of acceleration, presentment for payment, demand for payment, notice of enforcement of remedies, and all other notices.

6.4	Default Interest.  During the existence of an Event of Default under Section 6.1(a), whether by maturity, acceleration, or otherwise, Lender may declare by written notice to Borrower that the Obligations specified in such notice shall bear interest beginning on the date specified in such notice (which may not be earlier than the date of such notice) until paid in full at the Default Rate, whereupon Borrower shall pay such interest to Lender upon demand.

6.5	Right of Setoff and Netting.  During the existence of an Event of
Default, Lender is hereby authorized at any time, to the fullest extent permitted by law, to setoff and apply any obligation owed by Lender or any Affiliate thereof to an Obligor, its Subsidiaries, or any Affiliate thereof against any and all of the obligations of the Obligors under the Loan Documents, irrespective of whether or not Lender shall have made any demand under the Loan Documents and although such obligations may be contingent and unmatured. Lender agrees promptly to notify Borrower after any such setoff and application made by such party provided that the failure to give such notice shall not affect the validity of such setoff and application. Upon the occurrence and continuance of an Event of Default under the Loan Documents and/or the Transactions Documents (collectively, the "Underlying Master Agreements") that grants the non defaulting party the right to accelerate obligations thereunder or terminate Transactions (as such term is defined in the Transaction Documents) the non defaulting party may, without prior notice, (A) consider and declare each defaulting party, in default of any or all of the Underlying Master Agreements and any or all Transactions thereunder and accelerate, cancel, terminate, and liquidate, or otherwise close-out all Transactions thereunder; (B) setoff, net, and/or recoup each non defaulting party's Obligations to any defaulting party against each defaulting party's obligations to any non defaulting party; (C) retain any collateral provided under the Underlying Master Agreements; (D) withhold payment and performance of any non defaulting party's obligations to any defaulting party to pay, secure, setoff against, net, and/or recoup any of the defaulting party's obligations to any non defaulting party; (E) foreclose, collect, sell, or otherwise liquidate any collateral provided under the Underlying Master Agreements in any order and at any time, and apply the proceeds thereof to satisfy any defaulting party's obligations to any non defaulting party; and (F) take any other action permitted by law or in equity or by any Transaction necessary or appropriate to protect, preserve, or enforce its rights or to reduce any risk of loss or delay. For purposes of this Section 6.5 if any Obligor is in default then each Obligor shall be considered to be a defaulting party.

6.6	Actions Under Loan Documents.  Following an Event of Default,
Lender may take any and all actions permitted under the other Loan Documents, including the Security Documents.

6.7	Remedies Cumulative.  No right, power, or remedy conferred to
Lender in the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to Lender in the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

6.8	Application of Payments.

(a)	Prior to the existence of any Bankruptcy Event of Default
or any Event of Default existing after the acceleration or maturity of the Obligations, all payments made hereunder shall be applied to the Obligations as directed by Borrower, subject to the rules regarding the application of payments to certain Obligations provided for hereunder and in the other Loan Documents. If no direction is provided by Borrower, then applications shall be made as directed by Lender.

(b)	During the existence of any Bankruptcy Event of Default or
any Event of Default existing after the acceleration or maturity of the Obligations, all payments received in respect of obligations under the Loan Documents shall be applied in the order determined by Lender. Any surplus held by Lender and remaining after payment in full of all the Obligations and reserve for Obligations not yet due and payable shall be promptly paid over to Borrower or to whomever may be lawfully entitled to receive such surplus.

ARTICLE 7	MISCELLANEOUS.

7.1	Expenses; Indemnity.  The Obligors agree to:

(a)	Pay upon demand (i) all reasonable out-of-pocket expenses
of Lender after the date of this Agreement in the administration (including advice of counsel as to the rights and duties of Lender with respect thereto) of, and in connection with the negotiation, investigation, preparation, execution, delivery, recording and filing, refinancing, renegotiation, and restructuring of the Loan Documents and any amendment, waiver, or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel for Lender); (ii) pay upon demand all out-of-pocket expenses of Lender incurred in connection with the collection of the Obligations or the enforcement of the rights of Lender under the Loan Documents, which amounts will include all court costs, attorneys' fees (including, without limitation, for arbitration, trial, appeal, or other proceedings), fees of auditors and accountants, and investigation expenses incurred by Lender in connection with any such matters; and (iii) reimburse upon demand Lender for all amounts expended, advanced, or incurred by Lender to satisfy any obligation of the Obligors under the Loan Documents; and

(b)	Indemnify Lender and its Related Parties (each an
"Indemnitee") from, hold each of them harmless against, and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), claims, demands, and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including those arising under Environmental Law (collectively the "Indemnity Matters") which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of, or in any way related to (i) any actual or proposed use by Borrower of the proceeds of any advances made under the Note,
(ii) the operations of the business of the Obligors, (iii) any bodily injury or death or property damage occurring in or upon or in the vicinity of any real or personal property of an Obligor, (iv) the failure of the Obligors to comply with any laws, or (v) the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending, or preparing to defend any such action, suit, proceeding (including any investigations, litigation, or inquiries), or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNITEE but not Indemnity Matters arising from the gross negligence or willful misconduct of such Indemnitee.

7.2	Modifications, Waivers, and Consents.  No amendment, waiver, or other modification of any provision of this Agreement or the Note, nor any consent required under this Agreement or the Note, shall be effective unless the same shall be in writing and signed by Lender, if the same is to be enforced against Lender, or any other party hereto, if the same is to be enforced against such other party and then such modification or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event that Lender assigns, participates, or otherwise transfers any portion of this Agreement and the Loan Documents to any other Person, the Obligors agree to amend the Loan Documents or execute successor documents as reasonably requested by Lender to reflect such transfer and any division of rights created thereby (subject to the terms of Section 7.4).

7.3	Survival of Agreements.  All representations, warranties, and covenants of the Obligors in the Loan Documents shall survive the execution of the Loan Documents and any other document or agreement.

7.4	Assignment and Participation.  This Agreement and the other Loan
Documents shall bind and inure to the benefit of Borrower and its respective successors and assigns and Lender and its permitted successors and assigns. The Obligors may not assign their rights or delegate their duties under this Agreement or the other Loan Documents without the prior written consent of Lender. Lender may, after notice thereof to Borrower, assign or participate its rights or delegate its duties under this Agreement or the other Loan Documents without the consent of any Obligor. Notwithstanding any other provision of this Agreement, Lender may, at any time, assign its rights and duties under this Agreement or the other Loan Documents to its Affiliates.

7.5	Notice.  All notices and other communications under this
Agreement and the other Loan Documents shall be in writing and mailed, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in Schedule 4.17 or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied notices shall be effective when transmission is completed. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to Lender under any Note shall not be effective until received by Lender.

7.6	Choice of Law. THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND
DUTIES OF THE PARTIES ARISING HEREFROM AND THEREFROM SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE PARTIES AGREE THAT ANY TRANSACTION BETWEEN THEM UNDER THIS AGREEMENT IS A "QUALIFIED FINANCIAL CONTRACT" WITHIN THE MEANING OF NEW YORK GENERAL OBLIGATIONS LAW Sec. 5-701(b).

7.7	Counterparts.  This Agreement may be executed in multiple
counterparts which together shall constitute one and the same instrument.

7.8	Usury Protection.

(a)	If the effective rate of interest contracted for by Lender
with Borrower under the Loan Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by Lender to Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by Lender to Borrower under the Loan Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by Borrower to Lender at the stated rates and the amounts which were due by Borrower to Lender at the Highest Lawful Rate (the "Lost Interest") has been recaptured by Lender. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by Lender pursuant to the preceding paragraph, then, to the extent permitted by law, the interest rates charged by Lender to Borrower hereunder shall be retroactively increased such that the effective rate of interest on the loans made by Lender to Borrower under the Loan Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrower shall pay to Lender the amount of the Lost Interest remaining to be recaptured by Lender.

(b)	In calculating all sums paid or agreed to be paid to Lender
by Borrower for the use, forbearance, or detention of money under the Loan Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Loan Documents.

(c)	NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THE LOAN
DOCUMENTS TO THE CONTRARY, it is the intention of Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if Lender contracts for, charges, or receives any consideration from Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at Lender's option be applied to the outstanding amount of the loans made hereunder by Lender to Borrower or be refunded to Borrower.

7.9	Arbitration. ANY AND ALL DISPUTES ARISING OUT OF OR IN CONNECTION
WITH THIS AGREEMENT, INCLUDING ANY QUESTION REGARDING ITS EXISTENCE, VALIDITY OR TERMINATION, SHALL BE RESOLVED BY BINDING ARBITRATION GOVERNED BY THE FEDERAL ARBITRATION ACT AND CONDUCTED IN ACCORDANCE WITH THE AMERICAN ARBITRATION ASSOCIATION COMMERCIAL ARBITRATION RULES ("RULES"), WHICH RULES ARE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS CLAUSE. THE NUMBER OF ARBITRATORS SHALL BE THREE, EACH PARTY HAVING THE RIGHT TO APPOINT ONE ARBITRATOR, WHO SHALL TOGETHER APPOINT A THIRD NEUTRAL ARBITRATOR WITH AT LEAST FIVE (5) YEARS EXPERIENCE IN THE LENDING BUSINESS WITHIN THIRTY (30) DAYS IN ACCORDANCE WITH THE RULES. THE LOCATION OF ARBITRATION HEARINGS SHALL BE IN HOUSTON, TEXAS. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT OF APPEAL TO ANY COURT. THERE WILL BE NO WRITTEN TRANSCRIPT OR RECORD OF THE ARBITRATION PROCEEDING. THE ARBITRATORS WILL ONLY MAKE THEIR AWARD AND WILL NOT RENDER A WRITTEN OPINION EXPLAINING THEIR AWARD. IT IS EXPRESSLY AGREED THAT THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD ATTORNEY'S FEES, OR CONSEQUENTIAL, SPECIAL, INDIRECT, TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE, THE PARTIES HEREBY WAIVING THEIR RIGHTS, IF ANY, TO RECOVER ATTORNEY'S FEES AND CONSEQUENTIAL, SPECIAL, INDIRECT, TREBLE, EXEMPLARY AND PUNITIVE DAMAGES WITH RESPECT TO THIS AGREEMENT. ALL OF THE ARBITRATORS' ORDERS AND DECISIONS MAY BE ENFORCEABLE IN, AND JUDGMENT UPON ANY AWARD RENDERED IN THE ARBITRATION PROCEEDING MAY BE CONFIRMED AND ENTERED BY ANY COURT HAVING PROPER JURISDICTION. THE PARTIES AGREE THAT ALL ARBITRATION PROCEEDINGS CONDUCTED HEREUNDER AND THE DECISION OF THE ARBITRATORS SHALL BE KEPT CONFIDENTIAL AND NOT DISCLOSED, EXCEPT TO A PARTY'S AFFILIATES, ACCOUNTANTS, AND LAWYERS.

7.10	Limitation on Damages.  EXCEPT AS EXPRESSLY SET FORTH IN THE LOAN
DOCUMENTS, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH A CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.11	Obligations Joint and Several.

(a)	Each Obligor is jointly and severally liable for the
Obligations and the representations, warranties, covenants, and other obligations of each Obligor under this Agreement and the Loan Documents, and a release of any Obligor shall not release the other Obligors. A separate legal action may be brought against any Obligor without impairing the liability of any other Obligor.

(b)	Each Obligor is liable for the joint and several
obligations of each and every Obligor under this Agreement and the Loan Documents as a primary obligor. This Agreement may not be revoked by any Obligor and shall continue to be effective with respect to Obligations arising or created after any attempted revocation by any Obligor.

(c)	All references to Obligors herein, unless the context
otherwise requires, shall mean each and all of them and their respective successors and assigns, individually and collectively, jointly and severally.

7.12	No Further Agreements.  THIS WRITTEN AGREEMENT AND THE LOAN
DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Left Blank]


EXECUTED as of the date first above written.

LENDER:
ENRON NORTH AMERICA CORP.
By:  ______________________________________
Name:____________________________________
Title:_____________________________________

BORROWER:
HUNTCO STEEL, INC.
By:  ______________________________________
Name:____________________________________
Title:_____________________________________

OTHER OBLIGORS:
HSI AVIATION, INC.

By:  ______________________________________
Name:____________________________________
Title: _____________________________________

HUNTCO INC.

By:_____________________________________
Name:____________________________________
Title:_____________________________________

HUNTCO NEVADA, INC.

By:  ______________________________________
Name:____________________________________
Title:_____________________________________

MIDWEST PRODUCTS, INC.

By:  ______________________________________
Name: ____________________________________
Title:_____________________________________


-----------------------------------------------------------------------------

EXHIBIT "A"

THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS CREATED IN FAVOR OF ENRON NORTH AMERICA CORP. BY THIS AGREEMENT ARE SUBORDINATE TO THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS IN FAVOR OF CONGRESS (AS SUCH TERM IS DEFINED IN THE CONGRESS INTERCREDITOR AGREEMENT DESCRIBED BELOW) AS PROVIDED IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT BETWEEN ENRON NORTH AMERICA CORP. AND CONGRESS FINANCIAL CORPORATION (CENTRAL) AS THE SAME NOW EXISTS OR MAY HEREAFTER BE AMENDED, SUPPLEMENTED, MODIFIED, RENEWED, RESTATED, OR REPLACED (THE "CONGRESS INTERCREDITOR AGREEMENT").

PROMISSORY NOTE

$10,000,000	                                                 April 6, 2001

	For value received, the undersigned HUNTCO STEEL, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of ENRON NORTH AMERICA CORP., a Delaware corporation (the "Lender"), the principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or, if less, the aggregate outstanding principal amount of the Loan (as defined in the Loan Agreement referred to below) made by the Lender to the Borrower, together with accrued but unpaid interest on the outstanding principal amount of the Loan, at such interest rates, and at such times, as are specified in the Loan Agreement.

	This Promissory Note (this "Note") is entitled to the benefits of, and is subject to the terms of, the Loan Agreement dated as of April 6, 2001 (as the same may be modified from time to time, the "Loan Agreement"), between the Borrower and the Lender. Capitalized terms used herein but not defined herein shall have the meanings specified by the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of the Loan by the Lender to the Borrower, the indebtedness of the Borrower resulting therefrom being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Loan Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Loan Agreement, Both principal and interest are payable to the Lender in the currency, at the times, in the locations, and in the manner specified in the Loan Agreement.

	It is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws or relevant exemptions therefrom. Accordingly, the terms of the Loan Agreement relating to the prevention of usury will be strictly followed.

	This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York (without reference to principles of conflicts of law).

	EXECUTED as of the date first above written.


								HUNTCO STEEL, INC.


								By:_____________________
                                                Name:___________________
                                                Title:__________________